Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2013 Results: Strategic Plan on Track, Raising Full-Year Production Guidance

HOUSTON--(BUSINESS WIRE)--August 1, 2013--ConocoPhillips (NYSE: COP) today reported second-quarter 2013 earnings of $2.1 billion, or $1.65 per share, compared with second-quarter 2012 earnings of $2.3 billion, or $1.80 per share. Second-quarter 2012 reported earnings included $0.5 billion from downstream operations prior to the separation of Phillips 66 on April 30, 2012.

Excluding special items, second-quarter 2013 adjusted earnings were $1.8 billion, or $1.41 per share, compared with second-quarter 2012 adjusted earnings of $1.5 billion, or $1.19 per share. Special items for the current quarter primarily related to favorable outcomes from pending claims and settlements.

Highlights

  Strong second-quarter production performance; raising full-year production guidance.
  Second-quarter production of 1,552 MBOED, including continuing operations of 1,510 MBOED and discontinued operations of 42 MBOED.
  Major turnarounds and tie-in activity on plan.
  Eagle Ford production of 121 MBOED, up 98 percent compared with second-quarter 2012.
  Christina Lake Phase E startup in July; four additional major projects on track for startup by year end in the North Sea and Malaysia.
  Exploration momentum continues with drilling in the Gulf of Mexico, Australia’s Browse Basin, and unconventional plays in Canada and the Lower 48.
  Increased quarterly dividend by 4.5 percent.

“We are delivering on our 3 to 5 percent growth targets for both volumes and margins and have raised our full-year production guidance,” said Ryan Lance, chairman and CEO. “We also reaffirmed our commitment to shareholders, and confidence in our long-term plans, by increasing the dividend rate in July.

“We had a very strong quarter, with our base operations and turnaround activity performing as planned,” added Lance. “Production exceeded expectations as growth continued from our development programs, notably in the Eagle Ford where production nearly doubled compared with a year ago. Our major projects are progressing as planned, with Christina Lake Phase E first production in July and startups expected at Jasmine, Ekofisk South, SNP and the Gumusut FPS before year end. Our exploration momentum also continues, with drilling activity ongoing in deepwater, conventional and unconventional plays around the world.”

Operations Update

Lower 48 and Latin America – Second-quarter production was 491 thousand barrels of oil equivalent per day (MBOED), an increase of 50 MBOED compared with the same period in 2012. Growth continues from liquids-rich plays in the Eagle Ford, Bakken and Permian, which delivered 203 MBOED for the quarter, a 47 percent increase compared with the second quarter of 2012. Eagle Ford production increased 98 percent year-over-year to 121 MBOED, representing 25 percent of total Lower 48 production.

Canada – Quarterly production increased by 3 MBOED over the same period in 2012, to 271 MBOED. A major turnaround at Christina Lake was completed during the quarter and a turnaround at Foster Creek is planned to commence late in the third quarter of 2013. Oil sands expansion projects continued on schedule. First production from Christina Lake Phase E was achieved in July with production expected to ramp up over the next six to nine months.

Production in the Lower 48 and Canada continues to shift from natural gas to liquids. For the quarter, total liquids production increased by 17 percent compared with the same period in 2012, resulting in the liquids percentage of production increasing from 45 percent to 49 percent in these two segments.

Alaska – Production for the quarter was 197 MBOED, a decrease of 18 MBOED compared with the same period in 2012, primarily reflecting normal field decline. Turnarounds at Prudhoe and Kuparuk began this quarter and are on track to be completed in the third quarter of 2013. Following the passing of Senate Bill 21 (More Alaska Production Act), ConocoPhillips has announced plans to pursue new work on the North Slope and added an additional workover rig at Kuparuk during the quarter. Progress continues on pad development at the Alpine West CD5 Project as well as engineering on two additional satellite projects.

Asia Pacific and Middle East – Quarterly production was 324 MBOED, an increase of 54 MBOED compared with the second quarter of 2012, primarily due to the prior year turnaround at Bayu-Undan and Darwin LNG, new production from major projects in Malaysia and China and the resumption of normal production at Bohai Bay. Production growth continues in China with performance above expectations and additional wells online at Panyu. In Malaysia, the floating production system (FPS) arrived at the Gumusut Field with hook up and commissioning activities in progress. Development also continued at Siakap North-Petai (SNP) with a key production module and accommodation unit lifted on site. Startup is expected late-2013 from both SNP and the Gumusut FPS. Kebabangan remains on track for startup in 2014 with jacket installation successfully completed during the quarter and drilling commenced in July. In Australia, construction continues at APLNG with first liquefied natural gas expected in 2015.

Europe – Second-quarter production was 173 MBOED, a decrease of 63 MBOED compared with the same period a year ago. Approximately 40 MBOED of the decrease was due to downtime, with the remainder primarily reflecting normal field decline and dispositions. Major turnarounds were successfully completed during the quarter at J-Area and Ekofisk, and ahead of schedule at Eldfisk in July. Activity continued on several major projects, with topside facilities installed at Ekofisk South, and jackets and bridges installed at Eldfisk II. Jasmine and Ekofisk South remain on schedule to start up in the fourth quarter of 2013.

Other International – Production from continuing operations was 54 MBOED in the second quarter, a decrease of 5 MBOED compared with the same period in 2012, reflecting the sale of Naryanmarneftegaz in the prior year. Operations related to Kashagan, Algeria and Nigeria have been reported as discontinued operations.

Unconventional exploration – North American activity remains focused on drilling in the Permian Basin Wolfcamp and Niobrara plays in the Lower 48, as well as the Montney and Duvernay plays in Canada. In Poland, planning continues for additional drilling of up to four wells beginning in the fourth quarter of 2013. During the quarter, ConocoPhillips completed the previously announced sale of a 20 percent interest in the Browse Basin and a 29 percent interest in the Canning Basin in Australia to PetroChina.

Conventional exploration – During the quarter, the company acquired a 20 percent interest in the Gila prospect in the deepwater Gulf of Mexico with an initial exploration well currently being drilled. The company’s Thorn well was declared a dry hole in the second quarter of 2013. The Ardennes well is also currently drilling and wells at Tiber and Deep Nansen are expected to spud in the third quarter of 2013. During the quarter, ConocoPhillips was awarded four licenses in the Barents Sea, offshore Norway, and acquired an additional 20 percent working interest in Angola’s deepwater Block 36. In July, the company farmed into three exploration blocks offshore Senegal with a 35 percent working interest.

Second-Quarter Review – Continuing Operations

Production from continuing operations for the second quarter of 2013 was 1,510 MBOED, compared with 1,489 MBOED for the second quarter of 2012. Adjusted for dispositions and planned downtime, production grew by 64 MBOED, or 4 percent, compared with second-quarter 2012. This increase was primarily due to new production from development programs and major projects, partially offset by normal field decline.

Adjusted earnings increased compared with second-quarter 2012 primarily due to the impact of increased volumes, a continued portfolio shift to liquids and a higher proportion of production in higher-margin areas. The company’s total realized price was $66.82 per barrel of oil equivalent (BOE), flat compared with $66.81 per BOE in the second quarter of 2012. This reflected lower overall crude and natural gas liquids prices, offset by higher natural gas and bitumen prices.

For the quarter, cash provided by continuing operating activities was $3.7 billion. Excluding a $0.7 billion increase in working capital, ConocoPhillips generated $4.4 billion in cash from operations. The company also received $0.5 billion in proceeds from asset dispositions, funded a $3.9 billion capital program and paid dividends of $0.8 billion.

During the quarter, ConocoPhillips repaid $0.85 billion of debt at maturity and recognized a capital lease asset and capital lease obligation of $0.9 billion for the Gumusut FPS in Malaysia.

Six-Month Review – Continuing Operations

ConocoPhillips’ six-month 2013 earnings were $4.2 billion, or $3.38 per share, compared with $5.2 billion, or $4.08 per share, for the same period in 2012. Six-month 2013 adjusted earnings were $3.5 billion, or $2.83 per share, compared with six-month 2012 adjusted earnings of $3.3 billion, or $2.57 per share.

Production from continuing operations for the first six months of 2013 was 1,531 MBOED, compared with 1,535 MBOED for the first half of 2012. Adjusted for dispositions and planned downtime, production grew by 43 MBOED, or 3 percent, compared with the first half of 2012. This increase was primarily due to new production from development programs, major projects and resumption of normal production at Bohai Bay, partially offset by normal field decline.

The company’s total realized price fell to $67.70 per BOE, compared with $68.82 per BOE in the first six months of 2012. This reflected lower overall crude, natural gas liquids and bitumen prices, partially offset by higher natural gas prices.

As of June 30, 2013, ConocoPhillips had debt of $21.7 billion and the debt-to-capital ratio was 31 percent. The company had $4.0 billion of cash and short-term investments, including cash and cash equivalents of $3.9 billion.

Outlook

Third-quarter 2013 production from continuing operations is expected to be 1,460 to 1,490 MBOED, reflecting previously announced planned downtime and turnaround activity. Full-year 2013 production from continuing operations is expected to be 1,515 to 1,530 MBOED. Full-year production from discontinued operations is expected to be 25 to 40 MBOED.

The full-year 2013 capital program is expected to be $15.9 billion for continuing operations and $0.6 billion for discontinued operations.

Corporate and Other segment earnings are expected to be a $0.75 billion after-tax loss for the full year of 2013.

In July, ConocoPhillips reached agreement to terminate its long-term agreement at the Freeport LNG Terminal. The agreement is subject to Freeport obtaining regulatory approval and project financing for a natural gas liquefaction and export facility, in which ConocoPhillips is not a participant. When the agreement is effective, currently anticipated by early 2014, ConocoPhillips expects to recognize a non-cash after-tax charge of approximately $540 million. As a result of this transaction, ConocoPhillips anticipates saving approximately $50 to $60 million per year in operating costs over the next 19 years.

The company has announced plans to dispose of its interest in Kashagan and its Algeria and Nigeria businesses. These transactions are expected to close by the end of 2013, generating expected proceeds of approximately $9.0 billion, resulting in total proceeds for 2013 of approximately $10.5 billion.

ConocoPhillips will host a conference call today at 1:00 p.m. EDT, to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 30 countries, $55 billion in annualized revenue, $117 billion of total assets, and approximately 17,500 employees as of June 30, 2013. Production from continuing operations averaged 1,531 MBOED for the six months ended June 30, 2013, and proved reserves were 8.6 billion BOE as of Dec. 31, 2012. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	2Q		YTD
	2013	2012	2013	2012
Earnings	$2,050	2,267	4,189	5,204
Adjustments:
Impairments	-	30	-	550
Net (gain)/loss on asset sales	(47)	(285)	(326)	(1,222)
Bohai Bay incidents	-	89	-	89
Tax loss carryforward realization	(22)	-	(1)	-
Deferred tax adjustment	-	(72)	-	(72)
Separation costs	-	40	-	73
Pending claims and settlements	(234)	-	(234)	-
Discontinued operations - Phillips 66	-	(534)	-	(1,246)
Discontinued operations - Other [1]	3	(35)	(126)	(97)
Adjusted earnings	$1,750	1,500	3,502	3,279
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$1.65	1.80	3.38	4.08

Adjusted earnings per share of common stock (dollars)	$1.41	1.19	2.83	2.57

CONTACT:
ConocoPhillips
Daren Beaudo (media), 281-293-2073
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz (investors), 212-207-1996
v.r.delacruz@conocophillips.com
or
Sidney J. Bassett (investors), 212-207-1996
sid.bassett@conocophillips.com